Exhibit 99.1

Famous Dave’s of America, Inc. Appoints Charles W. Mooty to Board of Directors

MINNEAPOLIS, December 13, 2016 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced the appointment of Chuck Mooty to the Company’s board of directors. Mr. Mooty currently serves as President and CEO of Jostens, Inc. Prior to Jostens, he was Interim President, CEO, and Chairman of the Board of Trustees of Fairview Health Services; President and CEO of the Faribault Woolen Mill; and had a distinguished 21-year career with International Dairy Queen, now owned by Berkshire Hathaway Inc. During Mr. Mooty’s 21 years with International Dairy Queen, he served as President and Chief Executive Officer from January 2001 to July 1, 2008, Executive Vice President, Chief Financial and Administrative Officer and Treasurer at International Dairy Queen, Inc. until January 2001. Additionally, Mr. Mooty served as the Chairman of International Dairy Queen, Inc. from 2003 to 2008.

“We are delighted to welcome Chuck Mooty to the Famous Dave’s board of directors,” said Chairman Joseph Jacobs. “Chuck’s extensive executive leadership experience and perspective on the restaurant franchising industry make him a tremendous asset to the company and our shareholders, particularly at such a pivotal time in the company’s history. The board welcomes Chuck and looks forward to the unparalleled experience he will undoubtedly bring to the turnaround of Famous Dave’s.”

Mike Lister, the company’s newly appointed CEO & COO shared Mr. Jacobs’ sentiments, “I am thrilled to welcome Chuck to our board of directors and look forward to leveraging his successful and comprehensive restaurant operations experience as we better position our company for success in 2017.”

Mr. Mooty commented, “I’m excited to join the board and work with the devoted team on revitalizing the wonderful brand of Famous Dave’s. The viability of the independent franchisee is critical to the success of Famous Dave’s and I look forward to contributing to the growth of the concept and better understanding how we can improve the execution of the brand from a guest perspective.”

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of December 13, 2016, the Company has 176 restaurants, including 37 Company-owned restaurants and 139 franchise-operated restaurants, located in 32 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. For more information visit: famousdaves.com, facebook.com/famousdaves, or follow on Twitter @Famous_Daves.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the expected financial impact of restaurant closures and lease terminations, the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

###

Contact:

Dexter Newman– Chief Financial Officer

952-294-1300